Exhibit 99.1

AppLovin to Acquire Twitter’s MoPub Business

PALO ALTO, October 6, 2021—AppLovin Corporation (NASDAQ: APP), a leading marketing software company, today announced it has entered into a definitive agreement to acquire Twitter, Inc.’s (NYSE: TWTR) MoPub business for approximately $1 billion. The closing of the transaction is subject to customary conditions and regulatory approvals.

“We are excited by the opportunity to grow the AppLovin platform and further enhance our publisher monetization tools through this strategic transaction,” said Adam Foroughi, AppLovin’s co-founder and CEO. “We welcome the MoPub team and together we will work diligently to combine the best of MoPub into the AppLovin software platform.”

This transaction aims to yield a robust solution for mobile app publishers through increased revenue opportunity via more demand, and for mobile advertisers through access to millions of more consumers. MoPub software is used by 45,000 mobile apps to manage their monetization and reaches 1.5 billion addressable users around the world. AppLovin plans to integrate MoPub’s reach and product features into its existing platform to better maximize revenue growth and improve efficiencies for both MoPub and AppLovin customers.

Additional details can be found on the AppLovin blog. This transaction is not only highly strategic but also financially accretive. For more financial details please visit AppLovin’s investor relations site. The sale does not include any data from or about any individual Twitter or MoPub consumers.

About AppLovin

AppLovin’s leading marketing software provides developers with a powerful, integrated set of solutions to grow their businesses. AppLovin enables developers to market, monetize, analyze and publish their apps. The company’s first party content includes over 200+ popular, engaging apps and its technology brings that content to millions of users around the world. AppLovin is headquartered in Palo Alto, California with several offices globally.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future performance. In some cases, you can identify forward-looking statements because they contain words such as “will,” “expect,” “plan,” “going to,” “intend,” “aim,” “target,” “project,” “believe,” “estimate,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed acquisition of the MoPub business, the integration of MoPub into the AppLovin platform, the impact of the transaction on our business and platform, the impact of the transaction for our customers; our expectations regarding the financial impact of this transaction; and our expectations regarding future product performance. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include our inability to complete the transaction, our inability to integrate MoPub, and the competitive mobile app ecosystem. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.

Contacts

Investors

Ryan Gee

ir@applovin.com

Press

Kim Hughes

press@applovin.com

Source: AppLovin Corp.